Exhibit 99.1

National Interstate Corporation Announces Preliminary 2007 Results

•	Strong preliminary 2007 fourth quarter and record full year top and bottom line results

•	Earnings conference call to be held on February 19, 2008

•	Management to present at New York investor conferences in February

Richfield, Ohio, January 31, 2008 - National Interstate Corporation (Nasdaq: NATL) announced today that its management will make presentations at the upcoming New York Society of Security Analysts and Merrill Lynch investor conferences in New York City on February 11 and 12, 2008, respectively. The presentations may include forward-looking and other material information and will be available on the Company’s investor relations website at http://invest.natl.com. As these investor meetings are in advance of the scheduled earnings release, the Company today reported gross premiums written and anticipated earnings per share for the 2007 fourth quarter and full year.

For the 2007 fourth quarter, gross premiums written of $71.1 million were 15.6% above the $61.5 million reported for the 2006 fourth quarter. Gross premiums written of $346.0 million for the 2007 full year increased 13.3% compared to $305.5 million for the 2006 full year. The 2007 fourth quarter percentage increase in gross premiums written was consistent with the prior three quarters, and 2007 year-to-date gross premiums written for all of the Company’s business components improved over 2006.

The Company anticipates 2007 fourth quarter and full year net income in the range of $.54 to $.60 per share diluted and $2.22 to $2.28 per share diluted, respectively. This compares to $.59 per share diluted for the 2006 fourth quarter and $1.85 per share diluted for the 2006 full year. The 2007 fourth quarter results will contribute to another record earnings year for the Company.

The Company has historically maintained a conservative, diversified, and high quality investment portfolio. Specifically, the Company does not have any direct exposure in its mortgage backed/collateralized mortgage obligations related to the subprime lending sector, 94% of its municipal bond portfolio is rated A- or better giving no effect to credit enhancement, and all of its investments are current with dividend and interest payments. The recent turmoil in investment markets has resulted in market declines in the portfolio, particularly in the credit and real estate related holdings, but the Company does not believe it will experience any material true economic losses from these investments.

The Company will release its 2007 fourth quarter and year-end results before the market opens on Tuesday, February 19, 2008. The earnings release will be available shortly thereafter on the Company’s investor relations website at http://invest.natl.com. In conjunction with the earnings release, fourth quarter and full year results will be discussed via conference call at 11:00 a.m. Eastern Standard Time on Tuesday, February 19, 2008.

In regard to the earnings conference call, there are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (888) 680-0869 and providing the confirmation code 71701096. Please dial in 5 to 10 minutes prior to the scheduled starting time. To pre-register for the conference call, go to https://www.theconferencingservice.com/prereg/key.process?key=PEGY8WMM3 and follow the instructions provided. The conference call will be broadcast live over the Internet. To listen to the call via the Internet or to access the archived web cast, access the Company’s investor relations website at http://invest.natl.com and follow the instructions at the web cast link.

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is a specialty property and casualty insurance holding company with a niche orientation and focus on the transportation industry. We differentiate ourselves within our markets by offering insurance products and services designed to meet the unique needs of targeted insurance buyers that we believe are underserved by the insurance industry. Our products include property and casualty insurance for transportation companies, captive insurance programs for commercial risks that we refer to as our alternative risk transfer component, specialty personal lines consisting of insurance products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company. National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG). The Company is headquartered in Richfield, Ohio, which is located in northeastern Ohio between Cleveland and Akron.

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@nationalinterstate.com